EXHIBIT 10.6

NYER MEDICAL GROUP, INC.

2002 STOCK OPTION PLAN

FORM OF
NON-QUALIFIED STOCK OPTION AGREEMENT

This Non-Qualified Stock Option Agreement (this “Agreement”) is effective as of _________________, between Nyer Medical Group, Inc. a Florida corporation (the “Corporation”), and ____________ (the “Optionee”).

W I T N E S S E T H:

WHEREAS, the Corporation’s Board of Directors established the Nyer Medical Group, Inc. 2002 Stock Option Plan (the “Plan”) as approved on October 4, 2002, subject to approval of, the stockholders of the Corporation; and

WHEREAS, the Committee appointed by the Board of Directors of the Corporation pursuant to Article 3 of the Plan (the “Committee”), has granted this Option to the Optionee;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.    Grant of Option.

(a)  Option.  On the terms and conditions set forth in the Plan and this Agreement, the Corporation hereby grants to the Optionee this Option to purchase an aggregate of _______ shares of common stock, .0001¢ par value, of the Corporation (the “Shares”) at a price of $_____ per Share.  This Option is not intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly.

(b)  Stock Option Plan.  This Option is granted pursuant to the Plan, a copy of which the Optionee acknowledges having received, read and understood.  The provisions of the Plan are hereby incorporated by reference into this Agreement.

2.    Right to Exercise.

Subject to the terms and conditions of the Plan and this Agreement, the Shares subject to this Option shall vest on the _ anniversary of the date hereof (the “Anniversary Date”).

3.    No Transfer.

Except as provided in the Plan, this Option is not transferable by Optionee otherwise than by will or the laws of descent and distribution.

4.    Exercise Procedures.

(a)  Notice of Exercise.  The Optionee or the Optionee’s representative may exercise this Option by giving written notice to the Committee in the manner provided in the Plan and substantially in the form annexed hereto as Exhibit A.  The notice shall specify the election to exercise this Option, the number of Shares with respect to which this Option is being exercised and the form of payment (if more than one form is available).  The notice shall be signed by the person exercising this Option.   In the event that this Option is being exercised by the representative of the Optionee, the notice shall be accompanied by proof (satisfactory to the Committee) of the representative’s right to exercise this Option. The Optionee or the Optionee’s representative shall deliver to the Corporation at the time of giving the notice, payment in a form provided under Section 5 for the full amount of the exercise price applicable to that portion of this Option being exercised.

(b)  Issuance of Shares.  After receiving a proper notice of exercise, the Corporation shall cause to be issued a certificate or certificates for the Shares as to which this Option has been exercised, registered in the name of the person exercising this Option and bearing such legends as may be appropriate.  The Corporation shall cause such certificate or certificates to be delivered to or upon the order of the person exercising this Option.

(c)  Withholding Taxes.  In the event that the Committee determines that the Corporation is required to withhold foreign, federal, state or local tax as a result of the exercise of this Option, the Optionee, as a condition to the exercise of this Option, shall make arrangements satisfactory to the Committee to enable the Corporation to satisfy all withholding requirements.  Any Shares purchased by exercising this Option shall also be issued subject to condition that the Optionee shall make the arrangements satisfactory to the Committee to enable the Corporation to satisfy any withholding requirements that may arise in connection with the disposition of such Shares.

5.    Payment for Stock.

(a)  Cash.  All or part of the exercise price may be paid in lawful money of the United States of America.

(b)  Property or Stock.  At the sole discretion of the Committee, all or part of the exercise price may be paid by the surrender of Shares in good form for transfer.  Such property or Shares must have a Market Price (as determined by the Committee) on the date of exercise of this Option which, together with any amount paid in another form, is equal to the aggregate exercise price.

(c)  Promissory Note.  At the discretion of the Committee, all or part of the exercise price may be paid by delivery of the Optionee’s personal recourse note bearing interest payable not less than annually at no less than the Applicable Federal Rate, as defined in Section 1274(d) of the Code, along with a pledge agreement satisfactory to the Committee, together with a stock certificate or certificates representing shares of the Corporation’s Common Stock (having a Market Price equal as of the date of exercise to at least the value of the principal amount of the note), duly endorsed or accompanied by a stock power or powers duly endorsed, to secure the Optionee’s obligations under such personal recourse note.

(d)  Exercise/Sale.  At the sole discretion of the Committee, all or part of the exercise price and any withholding taxes may be paid by the delivery of an irrevocable direction (acceptable to the Committee) to a securities broker approved by the Corporation to sell Shares and to deliver all or part of the sales proceeds to the Corporation.

(e)  Pledge.  At the sole discretion of the Committee, all or part of the exercise price and any withholding taxes may be paid by the delivery of an irrevocable direction (acceptable to the Committee) to a securities broker or lender approved by the Corporation to pledge Shares as security for a loan and to deliver all or part of the loan proceeds to the Corporation.

6.    Term and Expiration.

(a)  Term of Option.  This Option shall expire on the day before the tenth anniversary of the date hereof, unless sooner terminated as provided in the Plan, and may be exercised during such term only in accordance with the Plan and this Agreement.

(b)  Forfeiture on Termination for Cause.  This Option shall be forfeited immediately upon an Optionee’s termination of employment if the termination is for “cause”.  The term “cause” shall mean any one (or more) of the following:  (i) the Optionee’s commission of any fraud, misappropriation or misconduct which causes demonstrable injury to the Corporation or a subsidiary or affiliate; or (ii) an act of dishonesty by the Optionee resulting or intended to result, directly or indirectly, in gain or personal enrichment at the expense of the Corporation or a subsidiary or affiliate; or (iii) such meaning, if any, as set forth in any employment agreement between the employee and the Corporation.  It shall be within the sole discretion of the Committee to determine whether an employee’s termination was for one of the foregoing reasons, and its decision shall be final and conclusive.

(c)  Termination other than from Disability, Death or Retirement.  Upon an Optionee’s termination of employment for reasons other than death, disability or retirement, this Option, which is otherwise exercisable, shall terminate unless exercised within no more than 180 days following the Termination Date, but in no event after the expiration of the exercise period of the Option.

(d)  Termination from Disability or Retirement.  Upon an Optionee’s termination of employment because of disability or retirement, this Option, which is otherwise exercisable, shall terminate unless exercised within the period of 365 days following such date, but in no event after the expiration date of the exercise period of the Option.

(e)   Termination because of Death.  Upon an Optionee’s death, any Options held by the Optionee at the date of death and which were otherwise exercisable on such date shall be exercisable by the Designated Beneficiary or personal representative for a period of two years from the date of death, but in no event later than the expiration date of the exercise period of the Option.

7.    No Registration Rights.

The Corporation may, but shall not be obligated to, register or qualify the sale of Shares under the Securities Act or any other applicable law.  The Corporation shall not be obligated to take any affirmative action in order to cause the sale of Shares under this Agreement to comply with any law.

8.       Securities Law and Other Restrictions.

Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Committee at its discretion, may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Corporation and its counsel, such restrictions are necessary or desirable in order to achieve compliance with any agreement to which the Corporation is a party, the Securities Act, the securities laws of any state or any other law or with restrictions imposed on the Corporation by its underwriters, or otherwise.

9.    Miscellaneous Provisions.

(a)  Entire Agreement; Amendments.  This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof.  This Agreement may not be amended except by a written instrument signed by both parties hereto.

(b)  Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Optionee has personally executed this Agreement.

Nyer Medical Group, Inc.

_____________________	By:____________________

Optionee’s Address:

EXHIBIT A

[Date of Exercise]

Nyer Medical Group, Inc.
1292 Hammond Street
Bangor, ME 04401
Attention: Corporate Secretary

Re:   Stock Option

Dear Sir:

I am the holder of a stock option granted to me by Nyer Medical Group, Inc. (the “Corporation”), pursuant to a Non-Qualified Stock Option Agreement dated as of ______________ to purchase _________ shares of Common Stock of the Corporation (“Shares”).  I hereby exercise such option with respect to ___________ Shares, the total purchase price for which is $__________, and [I enclose a certified, bank cashier’s or other acceptable check payable to the order of the Corporation in the amount of $_______, representing the total purchase price for the Shares] [I hereby elect to pay the purchase price by delivering to the Corporation _____ shares of Common Stock of the Corporation having a fair market value equal to $___________ from the Shares I am purchasing pursuant to the exercise of such option] [I enclose an irrevocable direction to a securities broker to deliver sales or loan proceeds to the Corporation in the amount of $_______, representing the total purchase price for the Shares].  [I enclose the necessary promissory note, pledge agreement and related documents pursuant to my loan from the Corporation in the amount of $_____representing the total purchase price for the Shares].  The certificate or certificates representing the Shares should be registered in my name and should be forwarded to me at _______________________________________________________________________.

Please acknowledge receipt of the exercise of my stock option on the attached copy of this letter.

Very truly yours,

________________________

RECEIPT ACKNOWLEDGED:

CORPORATION

By: ________________________________